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                                                                EXHIBIT 10.13(h)

                                    AGREEMENT

      This Agreement is entered into effective as of February 16, 2005 (the "EFFECTIVE DATE"), by and between James E. Muldoon, currently residing at 1028 Howard Street, Bridgeport, OH 43912 (the "EXECUTIVE"), and Wheeling-Pittsburgh Steel Corporation, a Delaware corporation ("WHEELING-PITTSBURGH" or the "Company") and a wholly-owned subsidiary of Wheeling-Pittsburgh Corporation (the "PARENT").

In consideration of the covenants and conditions herein contained and other good and valuable consideration, receipt of which is hereby acknowledged by each party, and intending to be legally bound, the parties hereby agree as follows:

1.    Definitions.

      For purposes of this Agreement:

(a)   "CAUSE" means the Executive has:

            (i) been convicted of, or has pled guilty or nolo contendere to, or been indicted for any felony, or any misdemeanor involving moral turpitude under the laws of the United States or any state or political subdivisions thereof;

committed a breach of duty of loyalty that is detrimental to the Company;

            (ii) materially violated any provision of Section 4 of this Agreement; or

            (iii) acted with gross negligence or willful misconduct in the performance of the Executive's duties. No act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

      (b)   "CHANGE OF CONTROL" means the occurrence of any of the following:

            (i) a merger or consolidation of Parent or Wheeling-Pittsburgh with or into another person or the sale, transfer, or other disposition of all or substantially all of the Parent's or Wheeling-Pittsburgh's assets to one or more other persons in a single transaction or series of related transactions, unless securities possessing more than 50% of the total combined voting power of the survivor's or acquirer's outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of Parent immediately prior to that transaction;

            (ii) any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time), other than the Parent, Wheeling-Pittsburgh or an affiliate, directly or indirectly

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acquires beneficial ownership (determined pursuant to Securities and Exchange
Commission Rule 13d-3 promulgated under the said Exchange Act) of securities possessing more than 50% of the total combined voting power of the Parent's outstanding securities pursuant to a tender or exchange offer made directly to the Parent's stockholders; or

            (iii) over a period of 36 consecutive months or less, there is a change in the composition of the Board of Directors of the Parent such that a majority of the members of the Board of Directors of the Parent (rounded up to the next whole number, if a fraction) ceases, , to be composed of individuals who either (A) have been members of the Board of Directors of the Parent continuously since the beginning of that period, or (B) have been elected or nominated for election as members of the Board of Directors of the Parent during such period by at least a majority of the members of the Board of Directors of the Parent described in the preceding clause (A) who were still in office at the time that election or nomination was approved by the Board of Directors of the Parent, provided, however, that a Change of Control shall be deemed to have occurred in any event if, by reason of one or more actual or threatened proxy contests for the election of directors or otherwise, a majority of the Board shall consist of individuals, other than directors referred to in clause (1) above, whose election as members of the Board occur within such 36-month period at the request or on behalf of the same person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time)..

2.    Term.

      The term of this Agreement shall commence on the Effective Date and shall continue in effect until August 31, 2006. However, in the event a Change of Control occurs during the term, this Agreement will remain in effect for the longer of: (a) twelve (12) months beyond the month in which such Change of Control occurred; or (b) until all obligations of Wheeling-Pittsburgh hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive or other party entitled thereto. The term of this Agreement may be extended by written agreement of the parties.

3.    Termination of Employment Following Change of Control.

      (a) By Wheeling-Pittsburgh other than for Cause. In the event Wheeling-Pittsburgh terminates the Executive's employment other than for Cause within one (1) year following a Change of Control, the Executive (or in the event of his death following termination, his estate) shall be entitled to receive the following:

            (i) Severance Payment. The Executive shall receive an amount equal to two (2) times his annual Salary at the highest annualized rate in effect during the one year immediately preceding the date of the Change of Control, payable in a single lump sum within thirty (30) days of termination;

            (ii) Health Care Continuation. If at his termination of employment by Wheeling-Pittsburgh without Cause the Executive is eligible for and timely elects

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continued health coverage under Sections 601-607 of ERISA ("COBRA CONTINUATION")
then, for the period of such COBRA Continuation (or for eighteen (18) months, if less), Wheeling-Pittsburgh shall also pay that share of the premium cost of Executive's COBRA Continuation (and that of his eligible dependents also electing COBRA Continuation) in Wheeling-Pittsburgh's group health plan as it pays for active employees of Wheeling-Pittsburgh and their dependents generally; and

            (iii) Pro Rata Bonus. The Executive shall be entitled to a pro rata bonus in an amount determined under the terms of the applicable Company bonus plan, payable at the same time as executive bonuses are paid generally under the applicable Company bonus plan, but in no event later than March 31 of the year following the year in which the termination occurs.

Anything in this Agreement to the contrary notwithstanding, if the Executive's employment with the Company is terminated other than for Cause prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control then for all purposes of this Agreement the date of the Change in Control shall mean the date immediately prior to the date of such termination.

      (b) By the Executive In the event the Executive gives termination notice within the period of thirty (30) days beginning six (6) months immediately following a Change of Control, regardless of whether the Executive has Good Reason to terminate his employment, he shall receive the identical benefits as if the termination had occurred under Section 3(a) above. In the event that at any time within one (1) year following a Change of Control the Executive gives such notice for and within sixty (60) days of having Good Reason, he shall receive the identical benefits as if the termination had occurred under Section 3(a) above. Anything in this Agreement to the contrary notwithstanding, if the circumstances constituting Good Reason occur prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such circumstances (i) occurred at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control then for all purposes of this Agreement the date of the Change in Control shall mean the date immediately prior to the occurrence of such circumstances.

      (c) Termination for any other Reason. If the Executive's employment with Wheeling-Pittsburgh is terminated under any circumstances other than those set forth in Sections 3(a) or (b), including without limitation by reason of retirement, death, disability, discharge for Cause or resignation, or any termination for any reason that occurs prior to a Change of Control or after one year following a Change of Control, the Executive shall have no right to receive any payments or benefits under this Agreement.

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In such event Executive's benefits, if any, in respect of such termination shall be determined in accordance with applicable law and with Wheeling-Pittsburgh's retirement, survivor's benefits, insurance, and other applicable plans, programs, policies and practices then in effect.

      (d) Cessation of Authority on Termination. Immediately upon the Executive terminating or being terminated from his position with Wheeling-Pittsburgh for any reason or no reason, the Executive will stop serving the functions of the terminated or expired position or any other positions with any affiliate, and shall be without any of the authority of or responsible for any such position.

      (e) No Obligation to Mitigate. Executive shall not be required to seek other employment or income to reduce any amounts payable to the Executive by Wheeling-Pittsburgh under this Section. Further, the amount of any payment or benefit provided for by this Section shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, retirement benefits, by offset against any amount claimed to be owed by the Executive to Wheeling-Pittsburgh, or otherwise.

      (f) Release of Claims. Notwithstanding the foregoing, the Executive shall not be entitled to any additional amounts under this Section unless within twenty-one (21) days following his termination he shall have executed and delivered to Wheeling-Pittsburgh a general release of claims in the form attached hereto as Exhibit A.

      (g) Parachute Payment Taxes. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit under this Agreement or any other agreement or arrangement of Wheeling-Pittsburgh received or to be received by the Executive in connection with a Change of Control or the termination of the Executive's employment (all such payments and benefits, the "TOTAL PAYMENTS") is determined to be subject (in whole or part) to the tax imposed by
Section 4999 of the Internal Revenue Code (the "EXCISE TAX"), then the Executive shall be entitled to receive an additional payment (a "GROSS-UP PAYMENT") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including without limitation any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount equal to the Total Payments. All determinations required to be made under this Section 3(g), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Wheeling-Pittsburgh's accountants or such other certified public accounting firm reasonably acceptable to Wheeling-Pittsburgh as may be designated by the Executive which shall provide detailed supporting calculations both to Wheeling-Pittsburgh and the Executive.

4.    Provisions Relating to Executive Conduct and Termination of Employment.

      (a) Confidentiality. The Executive recognizes and acknowledges that certain assets of the Company constitute Confidential Information. The term "CONFIDENTIAL INFORMATION" as used in this Agreement shall mean all information which is known only

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to the Executive or the Company, other employees or others in a confidential relationship with the Company and any persons controlling, controlled by or under common control with the Company (each, an "AFFILIATE") and their respective employees, officers and partners), and relating to the Company or any Affiliate's business (including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets), as such information may exist from time to time, which the Executive acquired or obtained by virtue of work performed for the Company, or which the Executive may acquire or may have acquired knowledge of during the performance of said work. The Executive agrees that at all times during his employment and thereafter (including periods after the term of this Agreement), he will keep and maintain all Confidential Information and all of the affairs of the Company and their Affiliates confidential, and will not, except (i) as necessary for the performance of his responsibilities hereunder or (ii) as required by judicial process and after three days prior notice to the Company unless required earlier by a court order or a legal requirement, disclose to any person for any reason or purpose whatsoever, directly or indirectly, all or any part of the Confidential Information of the Company and their affiliates. The Executive is not bound by the restrictions in this paragraph with respect to any information that becomes public other than as a consequence of the breach by the Executive of his confidentiality obligations hereunder or is disclosed without an obligation of confidentiality. The Executive can disclose all information to his personal advisors subject to becoming liable for any violation by them of Executive's confidentiality obligations.

      (b) Return of Materials. The Executive agrees that on the termination of his employment, however such termination may occur, the Executive will promptly return to the Company all materials and other property from time to time held by the Executive and proprietary to the Companies including without limitation any documents incorporating, reflecting or reproducing in whole or in part any Confidential Information, credit cards, and the like.

      (c) Non-Solicitation and Non-Compete. The Executive agrees that:

            (i) during the term hereof, he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other capacity whatsoever, engage in any outside activity, whether or not competitive with the businesses of the Company, that could foreseeably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Companies;

            (ii) during the term hereof and for twenty-four (24) months after the termination of his employment for any reason, he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other capacity whatsoever, solicit, hire or attempt to hire, or assist others in soliciting, hiring or attempting to hire, any individual employed by the Company at any time while the

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Executive was also so employed, or encourage any such individual to terminate his or her relationship with the Company; and

            (iii) during the term, he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other capacity whatsoever, directly or indirectly, solicit or assist others in soliciting, for the purpose of selling products competitive with those of the Company, the business of any person or entity which is or was a customer of the Company or had been contacted for the purpose of becoming a customer of the Company by the Executive or other employees of the Company under his supervision or control.

      (d) Reasonableness of Restrictions. The restrictions against activities set forth in subsection (c) above are considered by the parties to be reasonable for the purposes of protecting the businesses of the Company. If any restriction is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too broad a range of activities or in too large a geographic area, that restriction shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

      (e) Noninterference. In the event of any dispute under this Agreement or otherwise relating to the Executive's relationship with, the Company, any Affiliate of the Company, or their respective principals or management, whether or not during the term of this Agreement, the Executive agrees not to bring any legal proceeding or take any legal action to seek to enjoin or otherwise impede the purchase, sale, financing, refinancing, development, establishment or operation of any business venture or entity in which any of such persons or entities has any interest.

5.    Miscellaneous.

      (a) Freedom to Contract. The Executive represents that he is free to enter into this Agreement and carry out his obligations hereunder without any conflict with any prior agreements, and that he has not made and will not make any agreement in conflict with this Agreement.

      (b) Entire Agreement. This Agreement represents the entire and only understanding between the parties on the subject matter hereof and supersedes any other agreements or understandings between them on such subject matter.

      (c) Specific Enforcement. The parties acknowledge and agree that the Executive's breach of the provisions of Sections 4 or 5 of this Agreement may cause irreparable harm to the Company, that the remedy of damages will not be adequate for the enforcement of such provisions, and that such provisions may be enforced by equitable relief, including injunctive relief, which relief shall be cumulative and in addition to any other relief to which the Company may be entitled.

      (d) Binding Effect, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and

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assigns of the respective parties. Without the express written consent of the other party, neither the Company nor the Executive may assign any duties or right or interest hereunder or right to receive any money hereunder and any such assignment shall be void; provided, however, that without the Executive's consent the Company may assign its rights and obligations hereunder in their entirety to any successor to all or substantially all of its business, whether effected by merger or otherwise. The preceding sentence, however, shall not prevent the transfer of any right or interest to receive any money hereunder by the Executive by way of testamentary disposition or intestate succession. the Company shall require any successor or assign (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition or property or stock, liquidation or otherwise) to all or a significant portion of the assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed by a successor, this Agreement shall continue to be binding upon the Company and any successor and assign.

      (e) Severability. In the event any provision of this Agreement shall be determined in any circumstances to be invalid or unenforceable, such determination shall not affect or impair any other provision of this Agreement or the enforcement of such provision in other appropriate circumstances.

      (f) Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 5(f):

If to the Company, to:

Wheeling-Pittsburgh Steel Corporation
1134 Market Street
Wheeling WV  26003

Telecopy:  304-234-2690

If to the Executive, at his last residence shown on the records of the Company.

Any such notice shall be deemed to have been received (i) if delivered personally, when received, (ii) if sent by overnight courier, when sent, (iii) if mailed, two (2) days after being mailed as described above and (iv) in the case of facsimile transmission, when confirmed by facsimile machine report.

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      (g) Arbitration of Claims. The parties hereto agree that except as provided in Section 4(c) above any dispute hereunder, or otherwise relating to the Executive's relationship with Wheeling-Pittsburgh, whether or not arising during the term of this Agreement, shall be resolved by submission to final and binding arbitration held in Pittsburgh, Pennsylvania or as otherwise mutually agreed under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then existing, and judgment on any arbitration award may be entered in any court of competent jurisdiction. Any cause of action or matter in dispute is hereby waived unless the complaining party initiates arbitration proceedings within one (1) year from the later of the accrual of the cause of action or the date on which the cause of action should reasonably have been discovered. The Executive and Wheeling-Pittsburgh agree any such arbitrator shall not be empowered to amend or modify this Agreement or any other relevant agreement in any respect and further agree that the arbitrator shall not have the jurisdiction to award punitive damages and shall be without the authority to award relief other than monetary damages. Executive and Wheeling-Pittsburgh understand and agree that Wheeling-Pittsburgh shall bear the arbitrator's fee and any other type of expense or cost that Executive would not be required to bear if Executive were free to bring the dispute or claim in court as well as any other expense or cost that is unique to arbitration. Except as provided in
Section 5(i) below, Executive and Wheeling-Pittsburgh shall each pay their own attorneys' fees incurred in connection with an arbitration, and the arbitrator will not have authority to award attorneys' fees unless a statute or contract at issue in the dispute authorizes the award of attorneys' fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys' fees as required or permitted by applicable law. If there is a dispute as to whether Executive or Wheeling-Pittsburgh is the prevailing party, the arbitrator will decide this issue. Any cause of action or matter in dispute is hereby waived unless the complaining party initiates arbitration proceedings within one (1) year from the later of the accrual of the cause of action or the date on which the cause of action should reasonably have been discovered.

      (h) JURY & PUNITIVE DAMAGES WAIVER. EACH PARTY EXPRESSLY WAIVES ANY AND ALL RIGHTS THAT HE OR IT MAY HAVE TO HAVE ANY DISPUTE (WHETHER OR NOT ARISING DURING THE TERM OF THIS AGREEMENT) HEREUNDER OR OTHERWISE RELATING TO THE EXECUTIVE'S RELATIONSHIP WITH WHEELING-PITTSBURGH OR ANY AFFILIATE TRIED BEFORE OR DETERMINED BY A JURY OR TO CLAIM OR RECOVER PUNITIVE DAMAGES.

      (i) Reimbursement of Legal Fees.. In the event that it shall be necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with the enforcement of any or all of his rights under Agreement, and provided that the Executive substantially prevails in the enforcement of such rights, the Company shall pay (or the Executive shall be entitled to recover from the Company, as the case may be) the Executive's reasonable attorneys' fees and costs and expenses in connection with the enforcement of his rights, including the enforcement of any arbitration award, up to $50,000 in the aggregate.

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      (j) Amendment. This Agreement may be modified only by an instrument in writing executed by the parties hereto.

      (k) Interpretative Matters; Counterparts. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

      (l) Governing Law. This Agreement is to be governed and construed according to the internal substantive laws of the Commonwealth of Pennsylvania.

      (m) Conflicts. To the extent that this Agreement conflicts with any provision, in any handbook, policy manual, rule or regulation, the provisions of this Agreement shall take precedent.

      (n) Consultation with Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, and that Wheeling-Pittsburgh has made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.

      (o) Withholding. Any payments provided for in this Agreement shall be paid net of any applicable tax withholding required under federal, state or local law.

      (p) Employment Status. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be an at will employee of Wheeling-Pittsburgh and neither this Agreement nor any provision hereof shall be deemed to create or center upon the Executive any right to be retained in the employ of Wheeling-Pittsburgh or any subsidiary or other affiliate thereof.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.

                                   WHEELING-PITTSBURGH STEEL
                                   CORPORATION

                                   By: /s/ James G. Bradley
                                       ---------------------
                                            James G. Bradley
                                            President & Chief Executive Officer

                                   EXECUTIVE

                                   /s/ James E. Muldoon
                                   --------------------
                                            James E. Muldoon

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                                    EXHIBIT A

                                RELEASE OF CLAIMS

In exchange for the severance pay and other benefits set forth in my agreement with Wheeling-Pittsburgh Steel Corporation ("WHEELING-PITTSBURGH") dated February 16, 2005(as amended through the date hereof, the "AGREEMENT"), I forever give up, waive and release any and all claims, charges, complaints, grievances or promises of any and every kind I may have up to the date of this Release against Wheeling-Pittsburgh, its parent, Wheeling-Pittsburgh Corporation, and its shareholders and other affiliates (including, without limitation, Ohio Coatings Company) and its and their respective directors, officers and employees, and related persons, including, without limitation, my rights under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Employee Retirement Income Security Act ("ERISA"), the Equal Pay Act, the Americans with Disabilities Act ("ADA"), the Age Discrimination in Employment Act ("ADEA") and other federal and state statutes prohibiting discrimination on the basis of age, sex, race, color, handicap, religion and national origin and any common law claims, including without limitation, claims for defamation, intentional infliction of emotional distress, intentional interference with contract, negligent infliction of emotional distress, personal injury, breach of contract, unpaid wages or compensation, or claims for unreimbursed expenses. This release shall not extend to any claim to amounts due me in accordance with the terms of the Agreement after termination of my employment, under applicable law, or under Wheeling-Pittsburgh's or its parent's articles of organization or bylaws for having served as a director, officer or employee of Wheeling-Pittsburgh, its parent or any affiliate.

I acknowledge that I have been advised of my right to consult an attorney before I sign this Release and that I have twenty-one (21) days to consider whether to sign this Release. If the Release is not received by Wheeling-Pittsburgh at the end of the twenty-one (21) day period, it will be considered expired and withdrawn and Wheeling-Pittsburgh's severance obligations under the Agreement void. If I execute this Release prior to the end of the twenty-one (21) day period that has been provided for me to consider it, I agree and acknowledge that the prior execution was a knowing and voluntary waiver of my right to consider this Release for a full twenty-one (21) days, and was due to my conclusion that I had ample time in which to consider and understand this Release, and in which to review this Release with my counsel.

Nothing in this Release shall be construed to affect the Equal Employment Opportunity Commission's ("Commission") independent right and responsibility to enforce the law. I understand, however, that, while this Release does not affect my right to file a charge or participate in an investigation or proceeding conducted by the Commission, it does bar any claim I might have to receive monetary damages in connection with any Commission proceeding concerning matters covered by this Release.

I understand I have the right to revoke this Release within seven (7) days of signing it. I understand that to revoke this Release, I must provide notice to Wheeling-Pittsburgh in writing in accordance with the notice procedures set forth in the Agreement.

                                             _________________
                                             James E. Muldoon

                                             Dated: _____________________

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